Exhibit 5.6

WOODBRIDGE OFFICE:
METRO CORPORATE CAMPUS ONE
P.O.BOX 5600
WOODBRIDGE, NJ 07095-0988
(732) 549-5600
FAX (732) 549-1881

DELIVERY ADDRESS:
99 WOOD AVENUE SOUTH
ISELIN , NJ 08830-2712
Greenbaum Rowe
Smith Davis     LLP

NEW YORK OFFICE:
747 THIRD AVENU
2ND FLOOR
NEW YORK, NY 10017
(212) 847-9858
COUNSELORS AT LAW
75 LIVINGSTON AVENUE
SUITE 301
ROSELAND, NJ 07068-3701
(973) 535-1600 FAX (973) 535-1698
INFO@GREENBAUMLAW.COM

WWW.GREENBAUMLAW.COM

May 5, 2020

TransDigm Inc.
TransDigm Group Incorporated
1301 East 9th Street, Suite 3000
Cleveland, Ohio 44114

Re:	Registration Statement on Form S-4 Filed by TransDigm Inc. (the “Issuer”)
et al. Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:
We have acted as New Jersey local counsel to Airborne Systems North America of NJ, Inc., a New Jersey corporation (“Airborne”), in connection with the Registration Statement on Form S-4 to which this opinion letter has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed exchange (the “Exchange Offer”) of up to $2,650,000,000 aggregate principal amount of 5.500% Senior Subordinated Notes due 2027 (the

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May 5, 2020

“Exchange Notes”) of the Issuer for an equal aggregate principal amount of 5.500% Senior Subordinated Notes due 2027 of the Issuer that were issued on November 13, 2019 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of November 13, 2019 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Issuer, TransDigm Group Incorporated, the guarantors named therein (including Airborne) and The Bank of New York Mellon Trust Company, N.A., as trustee. The Outstanding Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by certain guarantors (including Airborne).
In connection with this opinion letter, we have reviewed the following documents (referred to herein, collectively, as the “Authority Documents”):

(a)
a copy of the Certificate of Incorporation, as amended, of Airborne certified by the New Jersey State Treasurer as of April 28, 2020 and certified to us by an officer of Airborne as being complete and correct and in full force and effect as of the date hereof (the “Certificate of Incorporation”);

(b)
a copy of the Bylaws, as amended, of Airborne certified to us by an officer of Airborne as being complete and correct and in full force and effect as of the date hereof (the “Bylaws; and collectively, together with the Certificate of Incorporation, the “Organizational Documents”);

(c)
a good standing certificate, dated April 28, 2020 issued by the New Jersey State Treasurer as to the legal existence of Airborne in the State of New Jersey as of such date (the “Good Standing Certificate”);

(d)
a copy of the resolutions of the Board of Directors of Airborne adopted on October 29, 2019 and certified to us as of the date hereof by an officer of Airborne as being complete and correct and in full force and effect as of the date hereof; and

(e)	an Officer’s Certificate of Airborne dated the date hereof, delivered to us in connection with this opinion letter.
This opinion letter is rendered pursuant to and in accordance with the laws of the State of New Jersey (the “State”). Subject to the limitations contained herein, the law covered by this opinion letter is limited to the law of the State, and we assume, without expression of opinion, that only such law will be applied by any court considering any matter with respect to which we are opining. We express no opinions with respect to federal law or the law of any other jurisdiction. With respect to the opinion expressed in opinion paragraph 5 below, our opinion is limited to only those State laws that, in our experience, are directly applicable to transactions of the type contemplated by the Indenture, provided that we express no opinion with respect to any (x) securities

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TransDigm Inc.
May 5, 2020

laws, “blue sky” or similar laws or (y) laws relating to specially regulated business activities and properties, if any, of Airborne.
We have made such examination of matters of law as we have deemed necessary or appropriate to enable us to render the opinions set forth herein. As to certain matters of fact material to our opinions, we have relied solely upon the Authority Documents, copies of which are being delivered to you herewith, and we have made no independent investigation of such matters.
In rendering our opinions, we have also assumed, without independent investigation, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us, the conformity to the executed originals of all documents submitted to us as copies or drafts, and the legal capacity of all natural persons.
Based on the foregoing, and subject to the qualifications and other limitations herein contained, we are of the opinion that:

1.    Based solely on the Good Standing Certificate, Airborne is a corporation validly existing and in good standing under the law of the State.

2.    As of the date of the Indenture, Airborne had the corporate power and authority under the Organizational Documents and applicable corporate law to execute and deliver the Indenture, and as of the date hereof, Airborne has the corporate power and authority to perform its obligations under the Indenture.
3.    Airborne has taken all corporate action necessary under the Organizational Documents and applicable corporate law to authorize the execution and delivery of, and the performance of its obligations under, the Indenture.
4.    The execution and delivery by Airborne of the Indenture did not, and the performance of its obligations under the Indenture will not, result in a violation of Airborne’s Organizational Documents.
5.    The execution and delivery by Airborne of the Indenture did not, and the performance of its obligations under the Indenture do not, result in any violation of any present laws of the State or any present rules or regulations thereunder applicable to Airborne.
We express no opinion with respect to enforceability of the Indenture.
The foregoing expresses our legal opinion as to the matters set forth above based upon our professional knowledge and judgment. No opinion should be construed as a guaranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above. No opinion is to be implied or inferred beyond the opinions expressly stated herein.

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TransDigm Inc.
May 5, 2020

This opinion letter is issued as of the date hereof and we undertake no obligation to revise, supplement or reissue this opinion letter with respect to any change in law or any event, fact, circumstance or transaction which may hereafter occur or come to our attention after the date hereof.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement filed today and any amendment thereto to be filed in connection with the Exchange Offer. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.
Very truly yours,
/s/ Greenbaum, Rowe, Smith & Davis LLP

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